Exhibit 99.1

Contact:	Dan Yarbrough, Vice President of Investor Relations
danyarbrough@orthofix.com
(617) 912-2903

Orthofix International Announces
3rd Quarter 2008 Results
and Blackstone Restructuring

•	3rd Quarter sales totaled $129.3 million, up 7% from the third quarter of 2007
•	Orthopedic sales rose 29% vs Q307
•	Spine stimulation sales increased 12% year-over-year
•	Sports medicine sales grew 7% compared with the prior year
•	Spine implant and biologic sales were down 13% from prior year
•	Q3 reported net loss of $237.3 million, or $13.87 per share, was due primarily to a non-cash asset impairment charge at Blackstone
•	Excluding certain items, adjusted net income was $5.8 million, or $0.34 per diluted share
•	The Company also announced plans to restructure and consolidate the operations of Blackstone Medical

Boston, MA, Nov 6, 2008– Orthofix International N.V. (NASDAQ:OFIX) (the Company) announced today that total revenue for the third quarter ended September 30, 2008 was $129.3 million, an increase of 7% over the third quarter of 2007.  The impact of foreign currency rates on sales for the third quarter of 2008 was a positive $2.4 million.

“During the third quarter we quantified and resolved a number of previously identified operating and financial issues.  These included the Blackstone impairment charge and inventory reserve adjustment, the amendment to the credit facility and some reorganization initiatives.  We believe the resolution of these issues, combined with the Blackstone restructuring plans, help set us up for improved performance going forward,” said President and CEO Alan Milinazzo.  “We were also very pleased by the continued strong performance of our spine stimulation, orthopedic and sports medicine businesses, each of which significantly outpaced their respective market growth rates.”

The reported third quarter net loss totaled $237.3 million, or $13.87 per share.  As summarized in the table below, this included an impairment charge and an inventory reserve increase totaling $301.1 million ($237.7 million, net of tax, or $13.90 per diluted share) related to certain intangible assets and inventory at Blackstone Medical, Inc., costs of $5.7 million ($3.6 million net of tax, or $0.21 per diluted share) incurred in connection with the recently completed amendment to the Company’s debt agreement, and costs of $2.4 million ($1.5 million net of tax, or $0.09 per diluted share) related to certain corporate reorganization initiatives. Additionally, the Company recognized $500,000 ($320,000 net of tax, or $0.02 per diluted share) in costs associated with the recently announced collaboration with the Musculoskeletal Transplant Foundation (MTF) for the development of a new stem cell based allograft for bone growth.

Excluding each of these charges and costs, adjusted net income was $5.8 million, or $0.34 per diluted share.  This was $0.02 per share above the high end of the range of the Company’s adjusted net income guidance for the quarter.  This compares with adjusted net income of $7.9 million, or $0.48 cents per share, in the third quarter of 2007.  The decrease from the prior year is due primarily to lower revenue and gross margin at Blackstone Medical.

Additionally, adjusted net income, excluding specified non-cash items was $10.4 million, or $0.61 per diluted share, as indicated in the table below.

In the fourth quarter Orthofix expects to generate between $130 and $135 million of revenue, and expects reported earnings to be $0.28-$0.32 per share.  Adjusted net income is expected to be $0.35-$0.39 per share, which excludes costs of $0.13 per share associated with strategic initiatives and $0.03 per share related to corporate reorganizations, while also excluding a benefit of $0.09 per share related to an expected tax adjustment.  Adjusted net income, excluding specified non-cash items, is expected to be $0.49-$0.53 per share.

A reconciliation of the fourth quarter and full-year guidance metrics is included in the Regulation G Supplemental Information Schedule attached to this release.

Non-GAAP Performance Measures

The table below presents a reconciliation between net income calculated in accordance with generally accepted accounting principles (GAAP) and two non-GAAP performance measures, referred to as “adjusted net income” and “adjusted net income, excluding specified non-cash items”, that exclude from net income the items specified in the table.  Management believes it is important to provide investors with the same non-GAAP metrics which it uses to supplement information regarding the performance and underlying trends of Orthofix’s business operations, facilitate comparisons to its historical operating results and internally evaluate the effectiveness of the Company’s operating strategies.  A more detailed explanation of the items in the table below that are excluded from GAAP net income, as well as why management believes the non-GAAP measures are useful to them, is included in the Regulation G Supplemental Information schedule attached to this press release.

Reconciliation of Non-GAAP Performance Measures

Third Quarter	Q308		Q307
	($000's)	EPS	($000's)	EPS

Reported GAAP net income/(loss)	$(237,251)	$(13.87)	$8,028	$0.48

Specified Items:
Amortization of legal settlement	---	---	$277	$0.02
Payroll tax expense on previous UK stock grants	---	---	$353	$0.02
R&D tax credit	---	---	$(230)	$(0.01)
Reversal of accrual related to distributor negotiations	---	---	$(558)	$(0.03)
Asset impairment & inventory reserve	$237,689	$13.90	---	---
Strategic investments	$320	$0.02
Corporate reorganization costs	$1,501	$0.09	---	---
Credit agreement amendment costs	$3,579	$0.21	---	---
Adjusted net income	$5,838	$0.34	$7,870	$0.48

Specified non-cash items:
Non-cash BREG amortization	$816	$0.05	$861	$0.05
Non-cash Blackstone amortization	$2,256	$0.13	$2,400	$0.14
Equity compensation expense (FAS 123R)	$1,449	$0.08	$2,049	$0.12

Adj. net income, excluding specified non-cash items	$10,359	$0.61	$13,180	$0.79

NOTE: Some calculations may be impacted by rounding

Revenue

Total third quarter sales in the Company’s spine sector were flat year-over-year, at $61.3 million.  Spine stimulation revenue increased 12%, to $35.4 million.  Implant and biologic revenue was $25.8 million, including international revenue, which was 13% lower than the third quarter of 2007.  The decrease in implant and biologic revenue was driven by lower revenue from the Company’s implant devices, partially offset by an increase in revenue from biologic products.

Revenue from the Company’s orthopedic business grew 29%, to $33.8 million, compared with the prior year.  The increase was driven primarily by 39% growth in total external and internal fixation sales, an 8% rise in sales of Physio-Stim™ bone growth stimulation devices, and a 22% increase in revenue from the Company’s deformity correction devices.  Third quarter revenue included higher than normal sales to a few international distributors that increased their inventory levels to accommodate higher demand for certain products.

Sports medicine revenue in the third quarter grew 7% compared with 2007, to $23.7 million.  Third quarter revenue from the Company’s functional knee bracing and cold therapy products rose 12% year-over-year.

Gross Margin

The gross margin percentage in the third quarter of 2008 was 62.9%, compared with 74.6% in the third quarter of 2007.  The gross margin percentage in the third quarter of 2008 included the negative impact of an $11.5 million ($7.2 million net of tax, or $0.42 per diluted share) inventory reserve in the Company’s spine implant business, as well as changes in product and geographic mix.

Operating Expenses

Third quarter sales and marketing (S&M) expenses as a percent of revenue was flat year-over year, at 38.8%.  S&M expenses in the third quarter of 2008 included approximately $708,000 ($453,000 net of tax, or $0.03 per diluted share) of corporate reorganization expenses.

Third quarter general and administrative (G&A) expenses in 2008 increased by 90 basis points year-over-year, to 14.9% of sales.  This included the impact of $1.7 million ($1.1 million net of tax, or $0.06 per diluted share) in corporate reorganization expenses.

Research and development (R&D) expenses as a percent of revenues were 5.0% in the third quarter of 2008, compared with 4.9% in the prior year.  R&D expenses in the third quarter of 2008 included $500,000 ($320,000 net of tax, or $0.02 per diluted share) in costs associated with the Company’s collaboration with MTF on the development of a new adult stem cell based allograft.

Third quarter results also included a $289.5 million ($230.5 million net of tax, or $13.48 per share) non-cash impairment charge related to intangible assets originally recorded in connection with the acquisition of Blackstone Medical, Inc.  The impaired intangible assets included the Blackstone trademark and goodwill, as well as some amortizing intangible assets.  Because a portion of the third quarter charge related to amortizing intangible assets, the Company’s amortization expense is expected to decrease by approximately $3.3 million in the fourth quarter of 2008, and by approximately $14 million in 2009.

Other Income and Expenses

Third quarter net interest expense was $4.2 million, compared with interest expense of approximately $5.7 million in the third quarter of the prior year. Third quarter interest expense reflected a lower interest rate as well as a lower outstanding debt compared with the prior year.  In the third quarter of 2008, Orthofix also recorded a loss on the refinancing of senior secured term loan of $5.7 million ($3.6 million net of tax, or $0.21 per diluted share) associated with the previously announced completion of an amendment to the Company’s credit agreement.  This included a $3.7 million non-cash write-off of previously capitalized debt placement costs and $2.0 million of fees associated with the amendment.

The Company also incurred a foreign exchange loss of approximately $2.2 million ($1.4 million net of tax, or $0.08 per diluted share) in the third quarter primarily due to a rapid strengthening of the U.S. dollar against various foreign currencies.  A number of Orthofix’s foreign subsidiaries have trade accounts payable that are held in currencies, most notably the U.S. Dollar, other than their local currency, and movements in the relative values of those currencies result in foreign exchange gains and losses.

Taxes

The tax rate in the third quarter of 2008 was a benefit of approximately 22%.  This was lower than the Company’s full-year guidance of 33%-34%.  The lower tax rate in the third quarter was primarily the result of the non-deductibility of the goodwill impairment charge for tax purposes.

Cash and Liquidity

The total cash balance of $27 million at September 30, 2008 compared with $28.6 million at June 30th, and $41.5 million at December 31, 2007.  The reduction of $1.5 million in cash during the third quarter compared to a reduction of $13 million during the first six months of 2008.  The lower cash usage in the third quarter resulted from reduced investments in inventory and capital expenditures, primarily at Blackstone.

 The Company continues to have a $45 million unused revolving credit facility, and at the end of the 3rd quarter was in compliance with all of the financial covenants contained in its amended credit agreement.

Blackstone Restructuring Plan

Orthofix also announced a restructuring and consolidation plan designed to improve operations at Blackstone Medical.  The plan involves the consolidation of Blackstone’s current operations in Wayne, NJ and Springfield, MA into the same facility housing its spine stimulation and U.S. orthopedic operations in the Dallas, TX area.  “I believe Blackstone has tremendous potential that is realizable by implementing operational and financial process improvements,” said Brad Mason, Group President, North America.  Mr. Mason added that, “the transition of key functions from Massachusetts and New Jersey to the Texas facility will begin immediately and continue throughout 2009, with reductions in operating expenses expected to begin in 2010.”

Conference Call

Orthofix will host a conference call today at 4:30 PM Eastern time to discuss the Company’s financial results for the third quarter of 2008.  Interested parties may access the conference call by dialing (866) 626-7622 in the U.S., and (706) 758-3283 outside the U.S., and providing the conference ID 70304862.  A replay of the call will be available for one week by dialing (800) 642-1687 in the U.S., and (706) 645-9291 outside the U.S., and entering the conference ID 70304862.

About Orthofix

Orthofix International, N.V. is a global medical device company offering a broad line of minimally invasive surgical, and non-surgical, products for the spine, orthopedic, and sports medicine market sectors that address the lifelong bone-and-joint health needs of patients of all ages–helping them achieve a more active and mobile lifestyle.  Orthofix’s products are widely distributed around the world to orthopedic surgeons and patients via Orthofix’s sales representatives and its subsidiaries, including BREG, Inc. and Blackstone Medical, Inc., and via partnerships with other leading orthopedic product companies.  In addition, Orthofix is collaborating in R&D partnerships with leading medical institutions such as the Orthopedic Research and Education Foundation, Rutgers University, the Cleveland Clinic Foundation, and National Osteoporosis Institute.  For more information about Orthofix, please visit www.orthofix.com.

FORWARD-LOOKING STATEMENTS

This communication contains certain forward-looking statements under the Private Securities Litigation Reform Act of 1995.  These forward-looking statements, which may include, but are not limited to, statements concerning the projections, financial condition, results of operations and businesses of Orthofix and its subsidiaries and are based on management’s current expectations and estimates and involve risks and uncertainties that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements.

Factors that could cause or contribute to such differences may include, but are not limited to, risks relating to the expected sales of its products, including recently launched products, unanticipated expenditures, changing relationships with customers, suppliers, strategic partners and lenders, risks relating to the protection of intellectual property, changes to the reimbursement policies of third parties, changes to and interpretation of governmental regulation of medical devices, the impact of competitive products, changes to the competitive environment, the acceptance of new products in the market, conditions of the orthopedic industry, credit markets and the economy, corporate development and market development activities, including acquisitions or divestitures, unexpected costs or operating unit performance related to recent acquisitions, unexpected difficulties meeting covenants contained in our secured bank credit facility  and other factors described in our annual report on Form 10-K and other periodic reports filed by the Company with the Securities and Exchange Commission.

 - Financial tables follow –

ORTHOFIX INTERNATIONAL N.V.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, U.S. Dollars, in thousands, except per share and share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007

Net sales	$129,301	$121,120	$387,372	$361,488
Cost of sales	47,998	30,742	117,284	94,546
Gross profit	81,303	90,378	270,088	266,942

Operating expenses
Sales and marketing	50,210	47,055	153,652	138,949
General and administrative	19,293	16,908	60,252	49,619
Research and development	6,447	5,953	19,400	18,313
Amortization of intangible assets	5,347	4,671	15,220	13,710
Impairment of goodwill and certain intangible assets	289,523	0	289,523	0
Gain on sale of Pain Care® Operations	0	0	(1,570)	0
	370,820	74,587	536,477	220,591

Operating income (loss)	(289,517)	15,791	(266,389)	46,351

Other income (expense)
Interest income/(expense), net	(4,249)	(5,666)	(13,708)	(17,200)
Loss on refinancing of senior secured term loan	(5,735)	0	(5,735)	0
Other, net	(3,822)	519	(2,737)	234
Other income/(expense), net	(13,806)	(5,147)	(22,180)	(16,966)
Income (loss) before minority interests and income taxes	(303,323)	10,644	(288,569)	29,385
Income tax benefit (expense)	66,072	(2,616)	60,732	(7,902)
Net income (loss)	$(237,251)	$8,028	$(227,837)	$21,483

Net income (loss) per common share - basic	$(13.87)	$0.48	$(13.33)	$1.30

Net income (loss) per common share - diluted	$(13.87)	$0.48	$(13.33)	$1.27

Weighted average number of common shares outstanding - basic	17,101,718	16,639,019	17,093,133	16,546,385

Weighted average number of common shares outstanding - diluted	17,101,718	16,889,303	17,093,133	16,925,084

ORTHOFIX INTERNATIONAL N.V.
CONDENSED CONSOLIDATED BALANCE SHEETS
(U.S. Dollars, in thousands)

	September 30,	December 31,
	2008	2007

Assets
Current assets:
Cash and cash equivalents	$10,286	$25,064
Restricted cash	16,761	16,453
Trade accounts receivable, net	115,679	108,900
Inventory, net	97,368	93,952
Deferred income taxes	11,373	11,373
Prepaid expenses and other current assets	30,059	25,035
Total current assets	281,526	280,777

Investments	2,095	4,427
Property, plant and equipment, net	33,154	33,444
Patents and other intangible assets, net	55,354	230,305
Goodwill	187,353	319,938
Deferred taxes and other long-term assets	19,305	16,773

Total assets	$578,787	$885,664

Liabilities and shareholders' equity
Current liabilities:
Bank borrowings	$6,197	$8,704
Current portion of long-term debt	3,337	3,343
Trade accounts payable	26,561	24,715
Other current liabilities	33,361	36,544
Total current liabilities	69,456	73,306

Long-term debt	288,370	294,588
Deferred income taxes	5,475	75,908
Other long-term liabilities	5,630	7,922
Total liabilities	368,931	451,724

Shareholders' equity:
Common shares	1,710	1,704
Additional paid-in capital	166,954	157,349
	168,664	159,053
Retained earnings	30,364	258,201
Accumulated other comprehensive income	10,828	16,686
Total shareholders' equity	209,856	433,940

Total liabilities and shareholders' equity	$578,787	$885,664

ORTHOFIX INTERNATIONAL N.V.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, U.S. Dollars, in thousands)

	Nine Months Ended September 30,
	2008	2007

Cash flows from operating activities:
Net income	$(227,837)	$21,483
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	22,707	21,334
Amortization of debt costs	868	523
Provision for doubtful accounts	4,585	3,532
Deferred taxes	(80,159)	(3,919)
Share-based compensation	7,855	8,006
Change in inventory obsolescence estimate	10,913	0
Loss of refinancing of senior secured term loan	3,660	0
Impairment of goodwill and certain intangible assets	289,523	0
Impairment of investments held at cost	1,500	0
Amortization of step up of fair value in inventory	365	2,718
Gain on sale of Pain Care® operations	(1,570)	0
Other	3,062	(1,328)
Change in operating assets and liabilities:
Restricted cash	(352)	(4,270)
Accounts receivable	(13,805)	(14,829)
Inventories	(16,703)	(19,086)
Prepaid expenses and other current assets	(1,952)	(5,976)
Accounts payable	2,500	(2,707)
Other current liabilities	(2,739)	8,277
Net cash provided by operating activities	2,421	13,758

Cash flows from investing activities:
Payments made in connection with acquisitions and investments in subsidiaries, net of cash acquired	(501)	(2,117)
Capital expenditures	(15,831)	(23,752)
Proceeds from sale of investment held at cost	766	0
Proceeds from sale of Pain Care® operations	5,980	0
Net cash provided by (used in) investing activities	(9,586)	(25,869)

Cash flows from financing activities:
Net proceeds from issuance of common shares	1,734	6,799
Repayments of long-term debt, net	(6,223)	(6,505)
Proceeds from (repayments of) bank borrowings, net	(2,377)	7,870
Payment of refinancing fees	(283)	0
Tax benefit on non-qualified stock options	22	1,164
Net cash used in financing activities	(7,127)	9,328

Effect of exchange rate changes on cash	(486)	464

Net increase / (decrease) in cash and cash equivalents	(14,778)	(2,319)
Cash and cash equivalents at the beginning of the year	25,064	25,881
Cash and cash equivalents at the end of the period	$10,286	$23,562

External net sales by market sector
(In US$ millions)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2008	2007	% Increase	2008	2007	% Increase

Spine	$61.3	$61.3	0%	$186.5	$178.9	4%

Orthopedic	33.8	26.3	29%	96.9	81.9	18%

Sports Medicine	23.7	22.1	7%	70.2	64.6	9%

Vascular	4.3	4.7	-9%	13.4	15.2	-12%

Other Products	6.2	6.7	-8%	20.4	20.9	-2%

Total	$129.3	$121.1	7%	$387.4	$361.5	7%

Regulation G Supplemental Information Schedule

The information in this schedule is set up in three sections intended to address different aspects of Regulation G.

Section 1 includes a Reconciliation of Non-GAAP Performance Measures for the fourth quarter and full-year of 2008.  A similar reconciliation for the third quarter of 2008 appears in the body of the release to which this Supplemental Schedule is attached.

Section 2 contains explanations of each of the specified items and additional non-cash specified items listed in the Reconciliation of Non-GAAP Performance Measures for the third quarters of 2008 and 2007, included in the body of this release, and for the fourth quarter and full-year of 2008 that is included in Section 1 of this Supplemental Information Schedule.

Section 3 provides detailed disclosures indicating the reasons management believes our non-GAAP measures are useful.

Section 1

	Estimated	Estimated
	2008	Q408

Adj. net income, excluding specified non-cash items	$2.42-$2.46	$0.49-$0.53

Less: Specified non-cash items:
Non-cash BREG & Blackstone amortization	$0.57	$0.05
Equity compensation expense (FAS 123R)	$0.36	$0.09

Adjusted net income	$1.49-$1.53	$0.35-$0.39

Less Specified Items:
Asset impairment & inventory reserve	$13.90	---
Credit agreement amendment	$0.21	---
Strategic initiatives	$0.38	$0.13
Corporate reorganizations	$0.14	$0.03
Tax benefit	$(0.09)	$(0.09)

Reported (GAAP) Net Income	$(13.05)-$(13.01)	$0.28-$0.32

NOTE: Some calculations may be impacted by rounding

Section 2

Description of Third Quarter Specified Items

•	Amortization of legal settlement- amortization of costs incurred in connection with obtaining a license agreement as part of a legal settlement with Medtronic.
•	Payroll tax expense on previous UK stock grants- payroll taxes accrued in the third quarter related to stock option grants previously made to employees in the United Kingdom.
•	R&D tax credit- tax credits related to corporate returns filed for the years 2003 and 2006.
•	Reversal of accrual related to distributor negotiations- reversed an accrual previously recorded for potential costs associated with negotiations with a distributor.
•
Asset impairment & inventory reserve- an impairment charge related to certain intangible assets recorded in connection with the acquisition of Blackstone Medical, Inc.; and reserves taken on the inventory of products at Blackstone Medical.

•	Strategic initiatives- costs related to the Company’s strategic initiatives, including those related to the execution of the development and commercialization agreements with MTF.
•	Corporate reorganization - costs associated with corporate level reorganizations within the Company, primarily related to Blackstone.
•	Credit agreement amendment - fees and the write-off of previously capitalized debt placement associated with the completion of an amendment to the Company’s credit agreement.

Description of Third Quarter Specified Non-Cash Items

•	Non-cash BREG amortization- non-cash amortization of purchase accounting items associated with the acquisition of BREG, net of tax.
•
Non-cash Blackstone amortization- non-cash amortization of intangible assets associated with the acquisition of Blackstone, net of tax.  In 2007 this item also included the amortization of the step up in assets recorded in connection with the Blackstone acquisition.

•	Equity Compensation Expense - equity compensation expense related to FAS 123R, net of tax.

Description of Fourth Quarter & Full Year Specified Items

•	Strategic Initiatives- costs related to the Company’s strategic initiatives, primarily those related to agreements with MTF and Intelligent Implant Systems.
•	Corporate Reorganizations- costs associated with planned corporate level reorganizations with in the Company.
•	Tax benefit- a benefit associated with a change in tax reserves

Description of Fourth Quarter & Full Year Specified Non-Cash Items

•	Non-cash BREG amortization- non-cash amortization of purchase accounting items associated with the acquisition of BREG, net of tax.
•	Non-cash Blackstone amortization- non-cash amortization of intangible assets associated with the acquisition of Blackstone, net of tax.
•	Equity Compensation Expense - equity compensation expense related to FAS 123R.

Section 3

Management use of, and economic substance behind, Non-GAAP Performance Measures

Management uses non-GAAP measures, referred to as “adjusted net income” and “adjusted net income, excluding additional specified non-cash items”, to evaluate performance period over period, to analyze the underlying trends in the Company's business, to assess its performance relative to its competitors, and to establish operational goals and forecasts that are used in allocating resources. In addition, following the Company's acquisition of Blackstone, and the related increase in Orthofix’s debt, management has increased its focus on cash generation and debt reduction. Management uses these non-GAAP measures as the basis for assessing the ability of the underlying operations to generate cash for use in paying down debt.  In addition, management uses these non-GAAP measures to further its understanding of the performance of the Company's business segments. The items excluded from Orthofix’s non-GAAP measures are also excluded from the profit or loss reported by the Company’s business segments for the purpose of analyzing their performance.

Material Limitations Associated with the Use of Non-GAAP Measures

The Non-GAAP measures used in this release may have limitations as analytical tools, and should not be considered in isolation or as a replacement for GAAP performance measures. Some of the limitations associated with the use of these non-GAAP performance measures are that they exclude items that reflect an economic cost to the Company and can have a material effect on cash flows.  For example, the amortization of purchased intangible assets does not directly affect Orthofix’s cash flows, however, it does represent the reduction in value of those assets over time, and the expense associated with this reduction in value is not included in the Company’s non-GAAP measures.  Similarly, equity compensation expense does not directly impact cash flows, but is part of total compensation costs accounted for under GAAP.

Compensation for Limitations Associated with Use of Non-GAAP Measures

Orthofix compensates for the limitations of its non-GAAP performance measurse by relying upon its GAAP results to gain a complete picture of the Company's performance.  The GAAP results provide the ability to understand the Company’s performance based on a defined set of criteria.  The non-GAAP measures reflect the underlying operating results of the Company’s businesses, excluding non-cash items, which management believes is an important measure of the Company's overall performance.

The Company provides a detailed reconciliation of the non-GAAP performance measures to their most directly comparable GAAP measures, and encourages investors to review this reconciliation.

Usefulness of Non-GAAP Measures to Investors

Orthofix believes that providing non-GAAP measures that exclude certain items provides investors with greater transparency to the information used by the Company’s senior management in its financial and operational decision-making.  Management believes that providing this information enables investors to better understand the performance of the Company's ongoing operations and to understand the methodology used by management to evaluate and measure such performance. Disclosure of these non-GAAP performance measures also facilitates comparisons of Orthofix’s underlying operating performance with other companies in its industry that also supplement their GAAP results with non-GAAP performance measures.